BeesFree, Inc.

2101 Vista Parkway, Suite 122

West Palm Beach, FL 33411

April 22, 2012

Mr. JOSEPH S. BECKER

12 Ringbolt Road

Hingham, MA 02043

USA

RE:	Offer to Join the Board of Directors

Dear Mr. Becker,

On behalf of BeesFree, Inc. (the “Company”), in recognition of our belief that your skills, expertise and knowledge will prove helpful to the Company’s progress, I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) as a director, for an initial term commencing on April 22, 2012 and expiring at the 2012 annual meeting of stockholders.

As compensation for your service on the Board, the Company is willing to offer you:

•	USD $1,500 per board meeting that you attend and participate in;
•	USD $2,500 per year, for each Committee you will be asked to join;
•	25,000 stock options that vest immediately upon your execution of this offer letter and shall expire 48 months after such grant;
•	an additional grant of 25,000 stock options per year for every year that you remain in the Board of Directors which shall vest 12 months following such grant date, and shall expire 48 months after each such grant is made, provided that you are still in the Board of Directors at the time of such vesting;
•	Such options shall be exercisable at the current fair market value of the common shares of the Company as reflected on such trading day of such option grant date.

In addition, the Company will reimburse you for any reasonable expenses incurred by you in connection with your travel on behalf of the Company, provided that you furnish the Company with invoices, receipts and other appropriate supporting documentation evidencing such expenses within 30 days of incurrence, and otherwise comply with the Company’s travel and expense reimbursement policies. Notwithstanding the foregoing, the Company will not reimburse you for any single expense in excess of $500, or group of related expenses that exceed $1,000, without the Chairman of the Board’s prior written consent.

In accepting this offer, you are representing to the Company that you do not know of any conflict which would restrict your ability to consult with the Company or serve on the Board and that you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning this letter to the Company. We look forward to your serving as a member of the Board.

[Remainder of Page Intentionally Blank]

Sincerely,

BeesFree, Inc.

By:	/s/ Mario Sforza
Name:	Mario Sforza
Title:	President and Chief Executive Officer

Agreed and Accepted:

/s/ Joseph S. Becker
Joseph S. Becker

Date:	April 22, 2012

-3-